Exhibit 10.4

TAX MATTERS AGREEMENT

by and among

JACOBS SOLUTIONS INC.,

AMENTUM HOLDINGS, INC.,

AMENTUM PARENT HOLDINGS LLC,

and

AMENTUM JOINT VENTURE LP

dated as of

September 27, 2024

TABLE OF CONTENTS

i

ii

Section 18.12	Incorporation by Reference	44

SCHEDULES

Schedule A	Certain Transaction Steps
Schedule B	Acquisitions of SpinCo Capital Stock
Schedule 7.01	Certain Australian Tax Matters

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of September 27, 2024, by and among Jacobs Solutions Inc., a Delaware corporation (“Parent”), Amentum Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“SpinCo”) (Parent and SpinCo are sometimes individually referred to herein as a “Company”), Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”) and Amentum Joint Venture LP, a Delaware limited partnership (“Merger Partner Equityholder”).  Each of Parent, SpinCo, and Merger Partner (or, for the absence of doubt, SpinCo as successor to Merger Partner) are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent is indirectly engaged in the SpinCo Business;

WHEREAS, the Board of Directors of Parent has determined that it would be in the best interests of Parent and its stockholders to separate the SpinCo Business from the Parent Business;

WHEREAS, Parent, SpinCo, Merger Partner and Merger Partner Equityholder have entered into a Separation and Distribution Agreement, dated as of November 20, 2023 (as amended from time to time, the “Separation and Distribution Agreement”), providing for the separation of the Parent Business from the SpinCo Business (the “Separation”);

WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) the Contributing Subsidiary will contribute all of the SpinCo Assets held by it to SpinCo in exchange for (i) the assumption by SpinCo of the SpinCo Liabilities, (ii) the issuance by SpinCo to the Contributing Subsidiary of SpinCo Capital Stock and (iii) the SpinCo Payment (the “SpinCo Contribution”) and (b) the Contributing Subsidiary will distribute to Parent, and Parent will distribute to its stockholders, at least 80.1% of the SpinCo Capital Stock by means of a pro rata distribution;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 20, 2023 (as amended from time to time, the “Merger Agreement”), by and among Parent, SpinCo, Merger Partner, and Merger Partner Equityholder, following the Distribution by Parent of at least 80.1% of the SpinCo Capital Stock, at the Effective Time, Merger Partner will merge with and into SpinCo (the “Merger”), with SpinCo surviving;

WHEREAS, following the Distribution by Parent of at least 80.1% of the SpinCo Capital Stock, the Contributing Subsidiary expects to undertake the Debt-for-Equity Exchange;

WHEREAS, the Parties intend that, for Federal Income Tax purposes, (a) the SpinCo Contribution and the related Distribution, taken together and together with any Debt-for-Equity Exchange or related Clean-Up Distribution, qualify as a “reorganization” within the meaning of

Sections 368(a)(1)(D) and 355(a) of the Code, (b) the Distribution by Parent of at least 80.1% of the SpinCo Capital Stock, together with any Clean-Up Distribution by Parent, qualify as a transaction described in Section 355(a) of the Code and (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, prior to consummation of the Distribution by Parent, Parent was the common parent of an affiliated group of corporations, including SpinCo, within the meaning of Section 1504 of the Code;

WHEREAS, as a result of the Distribution by Parent, SpinCo and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which Parent is the common parent; and

WHEREAS, the Parties desire to (a) provide for and agree upon the allocation between the Parties of liabilities for certain Taxes and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and to provide for and agree upon other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Article 1.          Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Accounting Firm” has the meaning set forth in Section 14.02.

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Adjusted Party” has the meaning set forth in Section 5.02.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the first sentence of this Agreement.

“Applicable SpinCo CFC” means any SpinCo CFC with respect to which there would be an “extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(e) or a “tiered extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(f)(2) in connection with the Transactions absent the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance).

“Benefited Party” has the meaning set forth in Section 5.02.

“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Stock” means all classes or series of capital stock of SpinCo or any other Section 355 Company (or any entity treated as a successor to SpinCo or any other Section 355 Company), including (i) the SpinCo Common Stock and any common stock of any other Section 355 Company, (ii) all options, warrants, and other rights to acquire such Capital Stock, and (iii) all instruments treated as stock in SpinCo or any other Section 355 Company (or any entity treated as a successor to SpinCo or any other Section 355 Company) for Federal Income Tax purposes.

“Clean-Up Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first sentence of this Agreement.

“Company Distribution Tax Representations” has the meaning set forth in the Merger Agreement.

“Company Indemnifying Party” has the meaning set forth in Section 4.02(b).

“Contributing Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Contribution” has the meaning set forth in Schedule A.

“Controlled Active Trades or Businesses” means, with respect to each Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the Section 355 Company and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to each Distribution, as conducted immediately prior to each Distribution, in each case, as provided in the IRS Ruling.

“Controlling Party” has the meaning set forth in Section 9.02(c).

“Debt-for-Equity Exchange” has the meaning set forth in the Merger Agreement.

“Dispute” has the meaning set forth in Section 14.01.

“Distribution” has the meaning set forth in Schedule A.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means, with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.

“D-Reorganization” shall mean (a) the SpinCo Contribution together with (b) the distribution by the Contributing Subsidiary to Parent of at least 80.1% of the SpinCo Capital Stock by means of a pro rata distribution, any Debt-for-Equity Exchange, and any Clean-Up Distribution by the Contributing Subsidiary.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Extraordinary Reduction Date” has the meaning set forth in Section 3.11.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code and, for the absence of doubt, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing (but not any payroll Tax).

“Federal Other Tax” means any Tax imposed by the federal government of the United States other than any Federal Income Tax.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all taxable periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Final Net Indebtedness” has the meaning set forth in the Separation and Distribution Agreement.

“Final Net Working Capital” has the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Foreign Income Tax” means any Tax (for the absence of doubt, other than a Foreign Pillar Two Tax) imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations Section 1.901-2 and, for the absence of doubt, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing (but not any payroll Tax).

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes and any Foreign Pillar Two Taxes.

“Foreign Pillar Two Tax” means any top-up Tax for the Pre-Distribution Period that is imposed pursuant to the income inclusion rule under Pillar Two of the OECD/G20 Inclusive Framework on BEPS that is attributable to any member of the Parent Group or the SpinCo Pre‑Transaction Group (or its respective assets or business) in a low-tax jurisdiction (the “Pillar Two Subsidiary”) but that is payable by another Person in proportion to, or in respect of, such Person’s ownership interest in the Pillar Two Subsidiary.

“Foreign Tax” means any Foreign Income Taxes, Foreign Pillar Two Taxes, or Foreign Other Taxes.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” means the Parent Group, the SpinCo Group, the Merger Partner Group or the Merger Partner Equityholder Group, as the context requires.

“Income Tax” means any Tax that is a Federal Income Tax, a State Income Tax or a Foreign Income Tax (it being understood that, for the avoidance of doubt, any payroll Tax is not considered an Income Tax).

“Indemnified Party” has the meaning set forth in Section 6.04(d).

“Indemnifying Party” has the meaning set forth in Section 6.04(d).

“Indemnitee” has the meaning set forth in Section 13.02.

“Indemnitor” has the meaning set forth in Section 13.02.

“Interest Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Internal Restructuring” means (a) any internal restructuring (whether effected by making or revoking any election under Treasury Regulations Section 301.7701-3 or otherwise) involving SpinCo and/or any of its subsidiaries or (b) any direct or indirect contribution, sale or other transfer by or among any of SpinCo and any of its subsidiaries of any of the assets contributed or transferred to SpinCo or any of its subsidiaries as part of a Contribution or otherwise pursuant to the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling from the IRS regarding certain Federal Income Tax matters relating to the Transactions.

“IRS Ruling Request” means the request for the IRS Ruling.

“Joint Return” means any Tax Return of a member of the Parent Group or the SpinCo Pre-Transaction Group that is not a Separate Return.

“Known Acquisitions” has the meaning set forth in Section 6.04(a)(i).

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Partner” has the meaning set forth in the first sentence of this Agreement.

“Merger Partner Distribution Tax Representations” has the meaning set forth in the Merger Agreement.

“Merger Partner Equityholder” has the meaning set forth in the Recitals.

“Merger Partner Equityholder Group” means Merger Partner Equityholder, ASP Amentum Investco LP, LG Amentum Holdings LP and each of their respective Affiliates (excluding, for the avoidance of doubt, SpinCo and its Subsidiaries).

“Merger Partner Group” means Merger Partner and its Subsidiaries and SpinCo and its Subsidiaries, other than, in each case, any member of the SpinCo Pre-Transaction Group.

“Merger Partner Merger Tax Representations” has the meaning set forth in the Merger Agreement.

“Merger Tax Opinions” has the meaning set forth in the Merger Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c).

“Notified Action” has the meaning set forth in Section 6.03(a).

“Other Taxes” means any Tax imposed by any Tax Authority other than any Income Tax or Foreign Pillar Two Tax.

“Parent” has the meaning set forth in the first sentence of this Agreement.

“Parent Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent.

“Parent Business” has the meaning set forth for the term Company Business in the Separation and Distribution Agreement.

“Parent Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the Parent Affiliated Group.

“Parent Group” has the meaning set forth for the term Company Group in the Separation and Distribution Agreement.

“Parent Separate Return” means any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Pre-Transaction Group or any member of the SpinCo Group (it being agreed and understood that the claiming of group relief with or in respect of any member of the SpinCo Group or similar sharing or surrendering of Tax losses or other attributes with, to or by any member of the SpinCo Group shall not cause a Tax Return to fail to be a Parent Separate Return).

“Parent Specified Returns” has the meaning set forth in Section 3.05.

“Parent State Combined Income Tax Return” means a consolidated, combined, or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Pre-Transaction Group.

“Parties” and “Party” have the meanings set forth in the second sentence of this Agreement.

“Past Practices” has the meaning set forth in Section 3.05.

“Payment Date” means (a) with respect to any Parent Federal Consolidated Income Tax Return, (i) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (ii) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (iii) the date such Tax Return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law, in each case, taking into account any automatic or validly elected extensions, deferrals, or postponements of the due date for payments of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.

“Payor” has the meaning set forth in Section 4.02(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Plan” means a plan or series of related transactions within the meaning of Section 355(e) and the Treasury Regulations thereunder.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.02(c).

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period ending on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo or Merger Partner management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any other Section 355 Company) would merge or consolidate with any Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any other Section 355 Company) or one or more holders of outstanding shares of SpinCo Capital Stock (or Capital Stock of any other Section 355 Company), a number of shares of SpinCo Capital Stock (or Capital Stock of any other Section 355 Company) that would, when combined with the acquisition of SpinCo Capital Stock pursuant to the Merger, the actual or potential acquisition of the Retained Shares from Parent, any actual or potential acquisition of SpinCo shares set forth on Schedule B hereto, and any other changes in ownership of SpinCo Capital Stock (or Capital Stock of any other Section 355 Company) pertinent for purposes of Section 355(e) of the Code, comprise a Fifty-Percent or Greater Interest in SpinCo (or any other Section 355 Company) as of the date of such transaction, or in the case of a series of transactions, as of the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan, (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d) or (iii) acquisitions of SpinCo stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  For purposes of this definition, each reference to SpinCo (or any other Section 355 Company) shall include a reference to any entity treated as a successor thereto.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code, or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Refund” means any cash Tax refund, together with any interest paid on or with respect to such refund; provided, however, that the amount of any such refund shall be reduced by the net amount of any Taxes imposed by any Tax Authority on, related to, or attributable to the receipt or accrual of such refund, including any Taxes imposed by way of withholding or offset, and any other reasonable third-party costs of obtaining such Refund.

“Required Party” has the meaning set forth in Section 4.02(a).

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retained Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Retention Date” has the meaning set forth in Section 8.01.

“Section 336(e) Election” has the meaning set forth in Section 6.05.

“Section 355 Company” means any member of the SpinCo Group the stock of which is distributed or that distributes stock of another company in a Distribution (including, for the avoidance of doubt, SpinCo).

“Separate Return” means a Parent Separate Return or a SpinCo Separate Return.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that, if successful, could reasonably be expected to cause any of the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status.

“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Tax Losses” means (a) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any settlement, Final Determination, judgment, or otherwise; (b) all reasonable third-party accounting, legal, and other professional fees and court costs incurred in connection with such Taxes, as well as any other reasonable out-of-pocket costs incurred in connection with such Taxes; and (c) all damages, and all reasonable third-party costs and expenses, associated with any stockholder litigation or other controversy and any amount paid by Parent, SpinCo or any of their respective Affiliates in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status; provided that, for the avoidance of doubt, for purposes of clauses (a), (b) and (c), the exclusion of the Merger above in this definition shall not exclude any amounts arising from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status if such failure occurs as a result of the failure of the Merger to qualify for Tax-Free Status; provided further that, amounts shall be treated as having been required to be paid for purposes of clause (c) of this definition to the extent that they are paid in a good-faith compromise or settlement of an asserted claim in accordance with this Agreement.

“SpinCo” has the meaning set forth in the first sentence of this Agreement.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Pre-Transaction Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SpinCo CFC” means any member of the SpinCo Pre-Transaction Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Merger.

“SpinCo Common Stock” has the meaning set forth in the Merger Agreement.

“SpinCo Contribution” has the meaning set forth in the Recitals.

“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Merger Tax Representations” has the meaning set forth in the Merger Agreement.

“SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Pre-Transaction Group” means SpinCo and each Subsidiary of SpinCo immediately after the Distribution Time and prior to the Effective Time.

“SpinCo Separate Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) of or including any member of the SpinCo Group, which Tax Return does not include any member of the Parent Group (it being agreed and understood that the claiming of group relief with or in respect of any member of the Parent Group or similar sharing or surrendering of Tax losses or other attributes with, to, or by any member of the Parent Group shall not cause a Tax Return to fail to be a SpinCo Separate Return).

“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia that is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or as an addition to a tax imposed on or measured by income and, for the absence of doubt, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing (but not any payroll Tax).

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, other than any State Income Tax.

“State Tax” means any State Income Tax or State Other Tax.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state or local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, escheat, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and (b) any interest, penalties, or additions attributable thereto.  For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel or accountant of recognized national standing in the United States.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes, or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any loss, deduction, refund, reimbursement, offset, credit, or other reduction in liability for Taxes or receivable for Taxes.

“Tax Contest” means an audit, review, examination, assessment, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax-Free Status” means the qualification of (a) the D-Reorganization as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, and of each Contribution and each immediately succeeding Distribution, taken together, as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) the D-Reorganization (and any other Contribution in which cash or other property is received) as a transaction in which the cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the Code, (c) each Distribution (and any Clean-Up Distribution and Debt-for-Equity Exchange) as a transaction in which the property distributed is “qualified property” with respect to which no gain is recognized pursuant to Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes), (d) each Contribution, each Distribution, the receipt of the SpinCo Payment, and, if applicable, each Clean-Up Distribution and the Debt-for-Equity Exchange as a transaction in which the members of each of the Parent Group and the SpinCo Group and the shareholders of Parent recognize no income or gain pursuant to Section 355(a), 361 or 1032 of the Code, other than, (x) in the case of shareholders of Parent, to the extent of any cash received in lieu of fractional shares of SpinCo Capital Stock and (y) in the case of Parent or any Subsidiary of Parent, any income or gain recognized as a result of intercompany items or excess loss accounts being taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code (except that the SpinCo Payment shall not give rise to any intercompany item or excess loss account), and (e) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and as a transaction in which Merger Partner recognizes no income or gain under Section 361 and the shareholders of Merger Partner recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of SpinCo stock).

“Tax-Free Transactions” means the Merger, the D-Reorganization, each Contribution, and each Distribution.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any Governmental Authority relating to any Tax.

“Tax Materials” means (a) the IRS Ruling, (b) the Distribution Tax Opinions, (c) each submission to the IRS in connection with the IRS Ruling, including the IRS Ruling Request, (d) the Company Distribution Tax Representations, (e) the Merger Partner Distribution Tax Representations, (f) the SpinCo Merger Tax Representations, and (g) the Merger Partner Merger Tax Representations.

“Tax Opinions” means the Distribution Tax Opinions and the Merger Tax Opinions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to Tax Contests, and (d) other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case, relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party Indemnifying Party” has the meaning set forth in Section 4.02(b).

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transaction Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, VAT (except to the extent any VAT is reasonably expected to be credited, refunded or otherwise recoverable by the Person liable for such VAT under applicable Tax Law), goods and services (other than VAT), or similar Taxes imposed with respect to (x) the Reorganization (as defined in the Separation and Distribution Agreement) transactions prior to the Distribution by Parent, (y) the Distribution by Parent and (z) the Merger.

“Transactions” means the D-Reorganization, the Contributions, the Distributions, and the other transactions contemplated by the Merger Agreement, the Separation Step Plan, and the Transaction Documents.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Parent, and on which Parent may rely, to the effect that an action will not cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status.  Any such opinion must assume that the Tax-Free Transactions (other than the Merger) would have qualified for Tax-Free Status if the action in question did not occur.

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1995, and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i), or imposed elsewhere.

Article 2.          Responsibility for Tax Liabilities.

Section 2.01          General Rule.

(a)          Parent Liability.  Parent shall be liable for, and shall indemnify, defend, and hold harmless the SpinCo Group from and against any liability for Taxes (and, in the case of Section 2.07, Separation Tax Losses) for which Parent is responsible under this Article 2.

(b)          SpinCo Liability.  SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Parent Group from and against any liability for Taxes (and, in the case of Section 2.06, Separation Tax Losses) for which SpinCo is responsible under this Article 2.

Section 2.02          Allocation of Federal Income Taxes and Federal Other Taxes.  Except as otherwise provided in Section 2.05, Section 2.06 or Section 2.07, Federal Income Taxes and Federal Other Taxes shall be allocated as follows:

(a)          Allocation of Taxes Relating to Parent Federal Consolidated Income Tax Returns.  With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)          Allocation of Taxes Relating to Federal Separate Income Tax Return.

(i)          Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination).

(ii)          SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

(c)          Federal Other Taxes Relating to Joint Returns.

(i)          Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all Federal Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.02(c)(i) and Section 2.02(c)(ii), (A) Parent shall be responsible for such Federal Other Taxes due with respect to Parent, or any member of the Parent Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such Federal Other Taxes due with respect to SpinCo, or any member of the SpinCo Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination).

(d)          Allocation of Federal Other Taxes Relating to Separate Returns.

(i)          Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all Federal Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.02(d)(i) and Section 2.02(d)(ii), (A) Parent shall be responsible for such Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such Federal Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

Section 2.03          Allocation of State Income Taxes and State Other Taxes.  Except as otherwise provided in Section 2.05, Section 2.06, or Section 2.07, State Income Taxes and State Other Taxes shall be allocated as follows:

(a)          Allocation of Tax Relating to Parent State Combined Income Tax Returns.  Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)          Allocation of State Income Taxes Relating to Separate Returns.

(i)          Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination).

(ii)          SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

(c)          State Other Taxes Relating to Joint Returns.

(i)          Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all State Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.03(c)(i) and Section 2.03(c)(ii), (A) Parent shall be responsible for such State Other Taxes due with respect to Parent, or any member of the Parent Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such State Other Taxes due with respect to SpinCo, or any member of the SpinCo Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination).

(d)          Allocation of State Other Taxes Relating to Separate Returns.

(i)          Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all State Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.03(d)(i) and Section 2.03(d)(ii), (A) Parent shall be responsible for such State Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such State Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

Section 2.04          Allocation of Foreign Income Taxes, Foreign Pillar Two Taxes and Foreign Other Taxes.  Except as otherwise provided in Section 2.05, Section 2.06, or Section 2.07, Foreign Income Taxes, Foreign Pillar Two Taxes and Foreign Other Taxes shall be allocated as follows:

(a)          Allocation of Foreign Income Taxes Relating to Joint Returns.  Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination).

(b)          Allocation of Foreign Income Taxes Relating to Separate Returns.

(i)          Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return and any and all Foreign Income Taxes of Parent or any member of the Parent Group imposed by way of withholding by a member of the SpinCo Pre-Transaction Group (and, in each case, including any increase in such Tax as a result of a Final Determination).

(ii)          Parent shall be responsible for any and all incremental Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on a Separate Return of Jacobs Asia K.K., a Japanese Kabushiki Kaisha, resulting from the sale of assets of the Parent Business to JACOBS JAPAN G.K., a Japanese Godo Kaisha, pursuant to Step 3.2 of the Separation Step Plan, as determined on a “with and without” basis.

(iii)          Parent shall be responsible for any and all incremental Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on a Separate Return of CH2M HILL GmbH, a German Gesellschaft mit beschränkter Haftung, resulting from the sale of assets of the Parent Business to Jacobs GmbH, a German Gesellschaft mit beschränkter Haftung, pursuant to Step 3.3 of the Separation Step Plan, as determined on a “with and without” basis.

(iv)          Parent shall be responsible for any and all incremental Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) for a Pre-Distribution Period due with respect to or required to be reported on a Separate Return of SpinCo or any member of the SpinCo Pre-Transaction Group resulting from the transactions taken pursuant to the Separation Step Plan and the Distribution by Parent, as determined on a “with and without” basis.

(v)          Except as provided in Section 2.04(b)(ii), Section 2.04(b)(iii) and Section 2.04(b)(iv), SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return and any and all Foreign Income Taxes of SpinCo or any member of the SpinCo Pre-Transaction Group imposed by way of withholding by a member of the Parent Group (and, in each case, including any increase in such Tax as a result of a Final Determination).

(c)          Allocation of Foreign Pillar Two Taxes.

(i)          Parent shall be responsible for any and all Foreign Pillar Two Taxes due with respect to or required to be reported on any Tax Return (including any increase in such Tax as a result of a Final Determination) which are attributable (determined on a “with and without” basis) to the Parent Business, assets used primarily in the Parent Business or the business or activities of any Pillar Two Subsidiary that is a member of the Parent Group.

(ii)          SpinCo shall be responsible for any and all Foreign Pillar Two Taxes due with respect to or required to be reported on any Tax Return (including any increase in such Tax as a result of a Final Determination) which are attributable (determined on a “with or without” basis) to the SpinCo Business, the SpinCo Assets or the business or activities of any Pillar Two Subsidiary that is a member of the SpinCo Group.

(d)          Foreign Other Taxes Relating to Joint Returns.

(i)          Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all Foreign Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.04(d)(i) and Section 2.04(d)(ii), (A) Parent shall be responsible for such Foreign Other Taxes due with respect to Parent, or any member of the Parent Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such Foreign Other Taxes due with respect to SpinCo, or any member of the SpinCo Group, that are included in the applicable Joint Return (including any increase in such Tax as a result of a Final Determination).

(e)          Allocation of Foreign Other Taxes Relating to Separate Returns.

(i)          Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the Parent Business or assets used primarily in the Parent Business.

(ii)          SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Separate Return (including any increase in such Tax as a result of a Final Determination) which are attributable to the SpinCo Business or the SpinCo Assets.

(iii)          In the case of any and all Foreign Other Taxes which are not attributable to the Parent Business, the assets used primarily in the Parent Business, the SpinCo Business or the SpinCo Assets as provided in Section 2.04(e)(i) and Section 2.04(e)(ii), (A) Parent shall be responsible for such Foreign Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) and (B) SpinCo shall be responsible for such Foreign Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

Section 2.05          Transaction Transfer Taxes; Purchase Price Adjustments.

(a)          Any liability for any Transaction Transfer Taxes shall be borne fifty percent (50%) by SpinCo, on the one hand, and fifty percent (50%) by Parent, on the other hand; provided that the Parties shall cooperate to minimize any Transaction Transfer Taxes and to obtain any credit, Refund, or rebate of Transaction Transfer Taxes, or to apply for an exemption or zero-rating for goods or services giving rise to any Transaction Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents or by obtaining any rulings from the applicable Tax Authorities.  For the absence of doubt, any Refund of Transaction Transfer Taxes shall be for the account of the Group that has liability under this paragraph (a) for the Transaction Transfer Tax, and Transaction Transfer Taxes shall not be taken into account in the calculation of Final Net Working Capital.  Parent and SpinCo shall cooperate regarding any requests for information, audits, or similar requests by any Tax Authority concerning Transaction Transfer Taxes payable with respect to the transfers occurring pursuant to the Transactions.

(b)          SpinCo shall be responsible for any Taxes to the extent such Taxes were taken into account as liabilities in the determination of Final Net Working Capital or Final Net Indebtedness pursuant to the Separation and Distribution Agreement.

Section 2.06          Additional SpinCo Liability.  SpinCo shall be responsible for any liability for:

(a)          Separation Tax Losses resulting from, without duplication, a breach  by SpinCo (after the Effective Time), Merger Partner or Merger Partner Equityholder of any covenant in this Agreement, the Merger Agreement, the Separation and Distribution Agreement or any other Transaction Document, in each case, that causes any of the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status; provided that, for the avoidance of doubt, the exclusion of the Merger above in this Section 2.06(a) shall not exclude any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status if such failure occurs as a result of the failure of the Merger to qualify for Tax-Free Status;

(b)          Separation Tax Losses resulting from, without duplication, any breach by SpinCo (after the Effective Time), Merger Partner or Merger Partner Equityholder of any representations, or portions thereof, made by or with respect to SpinCo, Merger Partner or Merger Partner Equityholder, as applicable, in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Tax Materials, in each case, that causes any of the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status; provided that, for the avoidance of doubt, the exclusion of the Merger above in this Section 2.06(b) shall not exclude any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status if such failure occurs as a result of the failure of the Merger to qualify for Tax-Free Status; and

(c)          Separation Tax Losses, as set forth in Section 6.04(a) or Section 6.04(c).

Section 2.07          Additional Parent Liability.  Parent shall be responsible for any liability for:

(a)          Separation Tax Losses resulting from, without duplication, a breach by Parent of any covenant in this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, in each case, that causes any of the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status; provided that, for the avoidance of doubt, the exclusion of the Merger above in this Section 2.07(a) shall not exclude any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status if such failure occurs as a result of the failure of the Merger to qualify for Tax-Free Status;

(b)          Separation Tax Losses resulting from, without duplication, any breach by Parent of any representations, or portions thereof, made by it in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Tax Materials, in each case, that causes any of the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status; provided that, for the avoidance of doubt, the exclusion of the Merger above in this Section 2.07(b) shall not exclude any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to qualify for Tax-Free Status if such failure occurs as a result of the failure of the Merger to qualify for Tax-Free Status; and

(c)          Separation Tax Losses, as set forth in Section 6.04(b).

Section 2.08          Methodology for Determining Allocation of Separation Tax Losses.  The Parties shall cooperate in good faith to determine a reasonable allocation of liability for Separation Tax Losses in accordance with Section 2.06, Section 2.07 and Section 6.04.  To the extent that any Separation Tax Loss reasonably could be subject to indemnity under Section 2.07, on the one hand, and Section 2.06, on the other hand, responsibility for such Separation Tax Loss shall be shared by Parent, on the one hand, and SpinCo, on the other hand, according to the causal significance of the factors identified in Section 2.07 (and, for the absence of doubt, Section 6.04(b)) and Section 2.06 (and, for the absence of doubt, Section 6.04(a)) (but, for the absence of doubt, in each case, not the Known Acquisitions or the Transactions).

Article 3.          Preparation and Filing of Tax Returns.

Section 3.01          General.  Except as otherwise provided in this Article 3, Tax Returns shall be prepared and filed on or before their Due Date by the person obligated to file such Tax Returns under the Code or applicable Tax Law.  The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article 7 with respect to the preparation and filing of Tax Returns.

Section 3.02          Parent Responsibility.  Parent has the exclusive obligation and right to prepare and file, or cause to be prepared and filed:

(a)          Parent Federal Consolidated Income Tax Returns for any Tax Periods;

(b)          Parent State Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines in good faith are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date (provided that, in the case of any Joint Return covered by this clause (b) that is required to be filed by a member of the SpinCo Group, SpinCo shall file or cause to be filed such Tax Return as prepared by Parent in good faith and, for the absence of doubt, Parent shall be considered the Responsible Party with respect to such Tax Return);

(c)          SpinCo Separate Returns and Parent Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates (or which Parent chooses to be filed) for Tax Periods ending on, before or after the Distribution Date (limited, in the case of SpinCo Separate Returns, to such Tax Returns for which the Due Date is on or before the Distribution Date).

Section 3.03          SpinCo Responsibility.  SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required, or chooses, to prepare and file under Section 3.02; provided that, SpinCo shall not file any SpinCo Separate Returns for a Tax Period in a jurisdiction and for a type of Tax where Parent files a Joint Return.  The Tax Returns required to be prepared and filed by SpinCo under this Section 3.03 shall include (a) any SpinCo Federal Income Tax Return for Tax Periods ending after the Distribution Date and (b) any SpinCo Separate Returns for which the Due Date is after the Distribution Date.

Section 3.04          Tax Reporting of Transactions.  Except to the extent otherwise required by a Final Determination, none of Parent, Merger Partner Equityholder or SpinCo shall, and each shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the Tax-Free Status or the tax treatment of any of the Transactions as described in the IRS Ruling, the Tax Opinions, the Transaction Documents, and, in any case or with respect to any item relating to the Transactions where there is no relevant IRS Ruling, Tax Opinion or Transaction Document describing tax treatment, the Separation Step Plan.

Section 3.05          Tax Accounting Practices and Allocation Principles.  Except as provided in Section 3.04, (x) any Tax Return covered by Section 3.03 for any Pre-Distribution Period or Distribution Straddle Period (or any Tax Period, or portion thereof, beginning after the Distribution Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file, or cause to be prepared and filed, under Section 3.02) and (y) any Tax Return covered by Section 2.02(c), Section 2.03(c), Section 2.04(b)(i) (solely with respect to the United Kingdom and then only for the Pre-Distribution Period) and Section 2.04(d) (together, the Tax Returns set forth in this clause (y), the “Parent Specified Returns”), in each case, shall be prepared in accordance with past practices, accounting methods, elections, or conventions (“Past Practices”) used with respect to the Tax Return in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Parent, SpinCo, or any member of their respective Groups, as applicable).

Section 3.06          Consolidated or Combined Tax Returns.  At Parent’s election, exercised in good faith, SpinCo will elect and join, and will cause its Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 3.02(b).

Section 3.07          Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Parties, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party (or any member of its Group) would reasonably be expected to be liable, (ii) the requesting Party (or any member of its Group) would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.  The Responsible Party shall use its commercially reasonable efforts to make such Tax Return (or the relevant portions thereof) available for review as required under this Section 3.07 sufficiently in advance of the Due Date of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return, and shall consider in good faith any written comments from the requesting Party, taking into account the Party obligated to bear the Tax reported on such Tax Return and whether the amount of the Tax liability with respect to such Tax Return is material.  Any disagreement arising out of the review of such Tax Return shall be resolved in accordance with the terms of this Agreement pursuant to the disagreement resolution provisions of Article 14 as promptly as practicable.

Section 3.08          SpinCo Carrybacks and Claims for Refunds and Certain Losses.  SpinCo hereby agrees that Parent shall be entitled to determine in good faith whether and to what extent (i) any Adjustment Request with respect to any Joint Return shall be filed, including whether and to what extent to claim in any Pre-Distribution Period any SpinCo Carryback, (ii) any available elections shall be made to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any SpinCo Carryback, and whether any affirmative election shall be made to claim any such SpinCo Carryback, and (iii) any Tax losses (or, for the absence of doubt, increase in Tax losses pursuant to a Final Determination) shall be utilized with respect to any Australian Income Tax Return or otherwise for Australian Income Tax purposes.

Section 3.09          Apportionment of Tax Attributes.

(a)          Parent shall determine in good faith the allocation of Tax Attributes arising in a Pre-Distribution Period to the Parent Group and the SpinCo Pre-Transaction Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Tax Laws), including (i) in the case of a Tax Attribute other than earnings and profits, Treasury Regulations Sections 1.1502-9(c), 1.1502-21, 1.1502-22, and 1.1502-79, and (ii) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Treasury Regulations Section 1.312-10.  Parent shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and shall consider in good faith any written comments received from SpinCo regarding such allocation of Tax Attributes.

(b)          Parent and SpinCo shall compute all Taxes for Post-Distribution Periods and prepare all Tax Returns, in each case, consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.09 except to the extent otherwise required by a Final Determination.

(c)          To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.09(a).  For the avoidance of doubt, Parent shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under Section 3.09(a) to be accurate under applicable Law.

Section 3.10          Amended Tax Returns.  Except to reflect the resolution of any dispute between the Parties resolved pursuant to Article 14 or (x) in the case of SpinCo, with the prior written consent of Parent (not to be unreasonably withheld), SpinCo shall not, and shall not permit any member of the SpinCo Group to, amend any Tax Return of any member of the SpinCo Pre-Transaction Group for any Pre-Distribution Period and (y) in the case of Parent, with the prior written consent of SpinCo (not to be unreasonably withheld), Parent shall not, and shall not permit any member of the Parent Group to amend (I) any Parent Specified Tax Returns relating to Other Taxes unless such amendment would not reasonably be expected to have any adverse effect on the SpinCo Group or (II) other than in a manner consistent with Past Practice, any Parent Specified Tax Return relating to the United Kingdom.

Section 3.11          Section 245A Election.  With respect to any member of the SpinCo Pre-Transaction Group that is an Applicable SpinCo CFC that is eligible for the following election, Parent shall make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) to close such entity’s Tax year for Federal Income Tax purposes as of the date on which an extraordinary reduction (within the meaning of Treasury Regulations Section 1.245A-5(e)(2)(i)) occurs in connection with the Transactions (or any successor guidance) with respect to such Applicable SpinCo CFC (the “Extraordinary Reduction Date”).  Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate to effect any such election.  The Parties agree to allocate all Tax Items for Federal Income Tax purposes for the Tax year that includes the Extraordinary Reduction Date with respect to each such Applicable SpinCo CFC with respect to which such an election is made to any periods ending on or prior to the Extraordinary Reduction Date based on a closing of the books method under Treasury Regulations Section 1.1502-76, to the extent permitted by Treasury Regulations Section 1.245A‑5(e)(3)(i) (or any successor guidance).  Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate in the allocation of Foreign Taxes pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(B) (or any successor guidance).

Article 4.          Calculation of Tax and Payments.

Section 4.01          Payment of Taxes.  In the case of any Tax Return governed by Article 2 prepared by one Party but reflecting any amount of Taxes for which another Party is responsible under Article 2:

(a)          Computation and Payment of Tax Due. The Responsible Party shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.05 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date and shall notify the other Party of the amount the Responsible Party has determined, for purposes of filing such Tax Return, is required to be paid by the other Party in respect of such Tax Return under this

Agreement, together with reasonable documentation showing the basis for the calculation of such amount.  The Responsible Party shall pay such amount that the Responsible Party has computed is required to be paid to the applicable Tax Authority on or before such Payment Date.

(b)          Computation and Payment of Liability with Respect to Tax Due. Within thirty (30) days following the latest of (i) the Due Date of any Tax Return, (ii) the date on which such Tax Return is filed and (iii) the date upon which notice is given pursuant to Section 4.01(a):

(i)          If Parent is the Responsible Party, then SpinCo shall pay to Parent the amount for which SpinCo is responsible under the provisions of Article 2.

(ii)          If SpinCo is the Responsible Party, then Parent shall pay to SpinCo the amount for which Parent is responsible under the provisions of Article 2.

(c)          Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Party shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Party shall compute the amount for which the other Party is responsible in accordance with Article 2 and such other Party shall pay to the Responsible Party any amount due to the Responsible Party under Article 2 within thirty (30) days from the later of (i) the date the additional Tax was paid by the Responsible Party, or (ii) the date of receipt of a written notice and demand from the Responsible Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

Section 4.02          Indemnification Payments.  Except as otherwise provided in Section 4.01:

(a)          If a Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax for which another Party (the “Required Party”) is liable under this Agreement, the Required Party shall reimburse the Payor within ten (10) Business Days of delivery by the Payor to the Required Party of a request for payment for the amount due, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such Taxes paid and describing in reasonable detail the particulars relating thereto.  The reimbursement shall include interest on the Tax payment computed at the Interest Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.02.

(b)          If any Party (the “Third Party Indemnifying Party”) is required under the terms of an agreement to which it is a party to pay to a third party a Tax that another Party (the “Company Indemnifying Party”) is liable for under this Agreement, the Company Indemnifying Party shall reimburse the Third Party Indemnifying Party within ten (10) Business Days of delivery by the Third Party Indemnifying Party to the Company Indemnifying Party of a request for payment for the amount due, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such Taxes paid and describing in reasonable detail the particulars relating thereto.

(c)          All indemnification payments shall be treated in the manner described in Section 13.01.

Section 4.03          Method for Making Payments.  All payments required to be made under this Agreement shall be made by Parent (or the Contributing Subsidiary, as determined by Parent) directly to SpinCo and by SpinCo directly to Parent (or the Contributing Subsidiary, as determined by Parent); provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, and vice versa.

Article 5.          Refunds.

Section 5.01          General.

(a)          Parent shall be entitled to any Refund attributable to Federal Income Taxes due with respect to or required to be reported on any Parent Federal Consolidated Income Tax Return, State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return, Foreign Income Taxes due with respect to or required to be reported on any Joint Return, any Taxes due with respect to or required to be reported on any Parent Separate Return (other than any Federal Other Taxes, State Other Taxes and Foreign Other Taxes for which SpinCo is responsible under Article 2), and any other Taxes for which Parent is liable hereunder (but not any Refunds specifically taken into account as assets in the determination of Final Net Working Capital or Final Net Indebtedness pursuant to the Separation and Distribution Agreement).  Except as provided in the foregoing sentence, Section 5.02 and Section 5.03, SpinCo shall be entitled to any Refund attributable on a “with and without” basis to Taxes for which SpinCo is liable hereunder and, for the absence of doubt, any Refunds specifically taken into account in the determination of Final Net Working Capital and Final Net Indebtedness pursuant to the Separation and Distribution Agreement.  A Party receiving a Refund to which another Party is entitled hereunder shall pay such Refund to such other Party within ten (10) Business Days after such Refund is received or the benefit of such Refund is realized.

(b)          To the extent that an overpayment of Taxes for which Parent is liable under this Agreement is applied, in lieu of a Refund, as a credit toward or a reduction in Taxes otherwise payable for which SpinCo is liable under this Agreement and such overpayment of Taxes, if received as a Refund, would have been payable by SpinCo to Parent pursuant to this Section 5.01, SpinCo shall pay such amount to Parent no later than the Due Date for filing the Tax Return for which such overpayment is applied.  To the extent that an overpayment of Taxes for which SpinCo is liable under this Agreement is applied, in lieu of a Refund, as a credit toward or a reduction in Taxes otherwise payable for which Parent is liable under this Agreement and such overpayment of Taxes, if received as a Refund, would have been payable by Parent to SpinCo pursuant to this Section 5.01, Parent shall pay such amount to SpinCo no later than the Due Date for filing the Tax Return for which such overpayment is applied.

Section 5.02          Certain Adjustments.  In the event of an adjustment pursuant to a Final Determination relating to Taxes for which SpinCo, on the one hand, or Parent, on the other hand, is responsible pursuant to Article 2 (the “Adjusted Party”) which adjustment would have given rise to a Refund for the Adjusted Party’s account under this Article 5 but for an offset against the Taxes for which Parent or SpinCo, respectively, is responsible pursuant to Article 2 (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) Business Days of the Final Determination of such adjustment, (x) an amount equal to the amount of such offset against the Taxes of the Benefited Party plus (y) interest on such amount, computed at the Interest Rate, for the period from the filing date of the Tax Return that would have given rise to such Refund to the date on which the payment by the Benefited Party was made pursuant to this Section 5.02.

Section 5.03          Certain Step-Up Tax Benefits.  Parent shall be entitled to 100% of the amount of any Refund or actual reduction of cash Taxes payable that is attributable to any step-up in Tax basis of any SpinCo Assets resulting from (A) the failure of any of the Tax-Free Transactions to qualify for Tax-Free Status (except insofar as the Taxes attributable to such failure are indemnified or borne by SpinCo hereunder) or (B) the Section 336(e) Election (except insofar as the Taxes attributable to such election are indemnified or borne by SpinCo hereunder).  Parent shall be entitled to annual payments from SpinCo equal to 100% of the amount of any such Refund or reduction determined on a “with or without” basis treating any applicable Tax Benefits as the last items claimed for any taxable period after the utilization of any other available Tax Benefits.  To the extent permitted by applicable Law, SpinCo shall elect to receive a Refund attributable to such step-up rather than a credit toward or reduction in future Taxes.  SpinCo shall pay any such Refund (or reduction in Taxes payable), plus interest computed at the Interest Rate on such amount, for the period from the filing date of the Tax Return that gives rise, or would have given rise, to such Refund to the date on which such payment was made, to Parent within ten (10) Business Days after such Refund is received or the benefit of such Refund or reduction in Taxes payable is realized.  In the case of any failure of the Tax-Free Transactions to qualify for Tax-Free Status, the SpinCo Group shall file any amended SpinCo Separate Returns required to claim any such Refund or reduction in Taxes payable to which Parent is entitled hereunder and reasonably cooperate, to the extent permitted by applicable Law, to cause any step-up in Tax basis of any SpinCo Assets to be allocated to depreciable or amortizable assets.

Section 5.04          Reductions.  To the extent that the amount of any Refund under this Article 5 or Section 3.08 is later reduced by a Tax Authority or in a Tax Contest, such reduction shall be allocated to the Parties in the same manner in which such Refund was allocated pursuant to this Article 5 or Section 3.08, and an appropriate adjusting payment shall be promptly made.

Article 6.          Tax-Free Status.

Section 6.01          Representations and Warranties.

(a)          SpinCo, Merger Partner, and Merger Partner Equityholder hereby represent and warrant or covenant and agree that the facts represented and the representations made in the Tax Materials, to the extent (i) descriptive of (A) the Merger Partner Group or the Merger Partner Equityholder Group at any time (including the plans, proposals, intentions, and policies of the Merger Partner Group or the Merger Partner Equityholder Group, and including the representation that Merger Partner and Merger Partner Equityholder Group would not have consummated the Merger but for the Distribution), or (B) the SpinCo Group after the Effective

Time (including the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group), or (ii) relating to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Effective Time, or the Merger Partner Group or the Merger Partner Equityholder Group to be taken (or not taken, as the case may be) at any time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct, and complete in all material respects.

(b)          Parent hereby represents and warrants or covenants and agrees that (i) the facts presented and the representations made in the Tax Materials, to the extent descriptive of (A) the Parent Group at any time, or (B) the SpinCo Pre-Transaction Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the Distributions described in the Tax Materials to the extent that they relate to the Parent Group at any time or the SpinCo Pre-Transaction Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions, and policies of the Parent Group at any time or the SpinCo Pre-Transaction Group at any time prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter, in the case of the Parent Group, as relevant) true, correct, and complete in all material respects.

(c)          Each of Parent, SpinCo, Merger Partner, and Merger Partner Equityholder represents and warrants that it knows of no fact (after due inquiry and consultation with a Tax Advisor) that may cause the Tax treatment of any of the Tax-Free Transactions to be other than the Tax-Free Status.

(d)          Parent represents and warrants that neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with any statements or representations made in the Tax Materials.  SpinCo, Merger Partner, and Merger Partner Equityholder represent and warrant that none of SpinCo, Merger Partner, or any of their respective Subsidiaries (including, after the Effective Time, the members of the SpinCo Group), or Merger Partner Equityholder has any plan or intention to take any action that is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02          Restrictions.

(a)          Parent, Merger Partner Equityholder and SpinCo shall not, and shall not permit any of their respective Groups to, take or fail to take, as applicable, any action if such action or failure to act would reasonably be expected to be inconsistent with or cause to be untrue any statement, information, covenant, or representation in any of the Tax Materials.

(b)          Parent, Merger Partner Equityholder and SpinCo shall not take or fail to take, as applicable, and shall cause each other member of their respective Groups not to take or fail to take, as applicable, any action that would reasonably be expected to cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status.

(c)          SpinCo, on behalf of itself and each other member of the SpinCo Group, and Merger Partner Equityholder, on behalf of itself and each other member of the Merger Partner Equityholder Group, agree that from the date of the Distribution by Parent until the first Business Day after the two-year anniversary of the Distribution Date,

(i)          SpinCo and each Section 355 Company shall continue and cause to be continued the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of its respective Controlled Active Trades or Businesses, taking into account Section 355(b)(3) of the Code;

(ii)          SpinCo shall not voluntarily dissolve or liquidate or permit any Section 355 Company to voluntarily dissolve or liquidate (including taking any action that is a liquidation for Federal Income Tax purposes);

(iii)          SpinCo shall not, and shall not permit any Section 355 Company to, enter into any Proposed Acquisition Transaction or, to the extent SpinCo or any other member of the SpinCo Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (3) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of SpinCo, or (4) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise);

(iv)          SpinCo (or any successor of SpinCo) shall not, and shall not agree to nor shall SpinCo (or any successor of SpinCo) permit any Section 355 Company to, merge, consolidate, or amalgamate with any other Person (except for the Merger);

(v)          SpinCo will not in a single transaction or series of transactions (directly or indirectly) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of (or engage in any transaction treated for Federal Income Tax purposes as a sale, transfer, or disposition), directly or indirectly, nor shall SpinCo permit any Section 355 Company or any other member of the SpinCo Group to, sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 30% or more of the gross assets of (x) any Controlled Active Trade or Business or (y) the “separate affiliated group” within the meaning of Section 355 of the Code (“SAG”) of (A) SpinCo or (B) a Section 355 Company, in each case, other than (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) sales, transfers or dispositions within SpinCo’s SAG or within a Section 355 Company’s SAG, respectively, (3) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (4) any assets transferred to a Person that is disregarded as an entity separate from the transferor for Federal Income Tax purposes, or (5) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Pre-Transaction Group;

(vi)          (A) SpinCo shall not, and shall not permit any Section 355 Company to, redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock and (B) SpinCo shall not permit any shareholder of SpinCo or a

Section 355 Company to become a “controlling shareholder” of SpinCo or a Section 355 Company within the meaning of Treasury Regulation Section 1.355-7;

(vii)          SpinCo shall not take any action (including amending, or permitting any Section 355 Company or any other member of SpinCo Group to amend, its certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo Capital Stock or the Capital Stock of any Section 355 Company (including, without limitation, through the conversion of one class of SpinCo or Section 355 Company Capital Stock into another class of SpinCo or Section 355 Company Capital Stock);

(viii)          SpinCo shall not take, or permit any other member of the SpinCo Group to take, any other action or actions (including any action or transaction that would reasonably be expected to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account the Merger (for the absence of doubt, including the Additional Merger Consideration), and any other transactions described in this Section 6.02(c) and treating the Retained Shares as acquired) could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or any Section 355 Company (or any successor respectively) or otherwise jeopardize the Tax-Free Status (it being understood that, for this purpose, the Retained Shares shall be treated as acquired, any potential acquisitions set forth on Schedule B shall be treated as occurring, and the only acquisitions relevant for this purpose occurring on or before the Effective Time are the acquisition of SpinCo Capital Stock pursuant to the Merger, and any acquisitions set forth on Schedule B hereto, all of which do not exceed a 49.9% or greater interest in SpinCo or any member of the SpinCo Group);

(ix)          Merger Partner Equityholder shall not, and shall ensure that no member of the Merger Partner Equityholder Group, directly, indirectly, through an Affiliate or otherwise, acquires, within the meaning of Section 355(e) of the Code or otherwise, Capital Stock of SpinCo or any Section 355 Company (other than Capital Stock of SpinCo received by Merger Partner Equityholder pursuant to the Merger, including, for the absence of doubt, the Additional Merger Consideration);

(x)          Merger Partner Equityholder shall not permit and shall ensure that no member of the Merger Partner Equityholder Group permits, SpinCo or any Section 355 Company to enter into any Proposed Acquisition Transaction or, to the extent SpinCo or any other member of the SpinCo Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur;

in each case (other than Section 6.02(c)(ix) above), unless prior to taking any such action set forth in the foregoing clause (c), (x) SpinCo or Merger Partner Equityholder, as applicable, shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Sections 6.03(a) and (c) to the effect that such action will not cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status and Parent shall have received such Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether a private letter ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and any representations made in connection with such private letter ruling), (y) SpinCo or Merger Partner Equityholder, as applicable, shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and any representations used as a basis for the Unqualified Tax Opinion), or (z) Parent shall have waived (which waiver may be withheld by Parent in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(d)          SpinCo shall provide written notice to Parent describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date (and any Tax election or transaction proposed to be made or effected that would be effective on or prior to the Distribution Date) and shall consult with Parent regarding any such proposed actions reasonably in advance of taking any such proposed actions.  If such action could reasonably be expected to materially adversely affect Parent’s intended tax treatment of any transaction set forth in the Separation Step Plan, SpinCo shall not take any such action without the prior written consent of Parent (not to be unreasonably withheld); provided, that Parent shall be deemed to have consented to such action if Parent does not provide a written response to SpinCo’s written notice within thirty (30) days of delivery thereof.

(e)          Until the first day of the first Tax year of Parent or the relevant foreign subsidiary immediately following the Tax year in which the Distribution by Parent occurs, SpinCo shall neither cause nor permit any foreign subsidiary of SpinCo (other than any such subsidiary whose Tax year closed on the date of the Distribution by Parent) to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld).

Section 6.03          Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)          If SpinCo or Merger Partner Equityholder, as applicable, notifies Parent that it desires to take one of the actions described in Section 6.02(c) (a “Notified Action”), Parent shall reasonably cooperate with SpinCo or Merger Partner Equityholder, as applicable, to seek to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action, unless Parent shall have waived the requirement to obtain such ruling or opinion.  Notwithstanding the foregoing, Parent shall not be required to file, or cooperate in the filing of, a Post-Distribution Ruling under this Section 6.03(a) unless SpinCo or Merger Partner Equityholder, as applicable, represents that (i) it has read the request for such Post-Distribution Ruling, and (ii) all statements, information, and representations relating to any member of the SpinCo Group contained in such request and related documents are (subject to any qualifications therein) true, correct, and complete.  SpinCo or Merger Partner Equityholder, as applicable, shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified

Tax Opinion requested by SpinCo or Merger Partner Equityholder, as applicable, within ten (10) Business Days after receiving a request for payment from Parent therefor.

(b)          Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request.  Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo, Merger Partner and Merger Partner Equityholder shall (and shall cause their respective Affiliates to) reasonably cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any reasonably requested representation or covenant or providing any materials or information reasonably requested by the IRS or a Tax Advisor).  Parent shall reimburse SpinCo and Merger Partner Equityholder for all reasonable out-of-pocket costs and expenses incurred by the SpinCo Group and Merger Partner Equityholder in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten (10) Business Days after receiving a request for payment from SpinCo or Merger Partner Equityholder therefor.

(c)          Following the Distribution Date, neither SpinCo nor Merger Partner Equityholder, shall, and SpinCo and Merger Partner Equityholder shall not permit any member of the SpinCo Group or Merger Partner Equityholder Group, respectively, to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal, or otherwise) at any time concerning the D-Reorganization or any of the Contributions or Distributions (including the impact of any other transaction on the D-Reorganization or any of the Contributions or the Distributions) unless SpinCo or Merger Partner Equityholder, respectively, shall have obtained the prior written consent of Parent.

Section 6.04          Liability for Separation Tax Losses.

(a)          SpinCo shall be responsible for any Separation Tax Losses resulting from one or more of the following (in each case, regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clauses (x), (y) or (z) of Section 6.02(c) or consent under Section 6.02(d) may have been provided):

(i)          the direct or indirect acquisition following the Merger of all or a portion of SpinCo’s Capital Stock, any Section 355 Company’s Capital Stock, or the SpinCo Group’s assets by any means whatsoever by any Person (other than the acquisition of Additional Merger Consideration pursuant to Section 3.1(a) and Annex I of the Merger Agreement, the acquisition of the Retained Shares, an acquisition of the SpinCo shares set forth on Schedule B or an acquisition pursuant to the Clean-Up Distribution or the Debt-for-Equity Exchange (the “Known Acquisitions”)),

(ii)          any negotiations, understandings, agreements, or arrangements by SpinCo (after the Effective Time), Merger Partner, Merger Partner Equityholder, any member of the SpinCo Group (in the case of the SpinCo Pre-Transaction Group, after the Effective Time) or, in each case, any of their respective Affiliates or Group members with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a Plan (which Plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of SpinCo or any Section 355 Company representing a Fifty-Percent or Greater Interest therein, as applicable,

(iii)          any action or failure to act by SpinCo (after the Effective Time), Merger Partner, Merger Partner Equityholder, any member of the SpinCo Group (in the case of the SpinCo Pre-Transaction Group, after the Effective Time) or, in each case, any of their respective Affiliates or Group members (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo’s Capital Stock or a Section 355 Company’s Capital Stock (including, without limitation, through the conversion of one class of SpinCo or Section 355 Company Capital Stock into another class of SpinCo or Section 355 Company Capital Stock), other than entering into the Merger, the Separation and Distribution Agreement, or any other Transaction Document, or

(iv)           any act or failure to act by SpinCo (after the Effective Time), Merger Partner, Merger Partner Equityholder or any member of the SpinCo Group (in the case of the SpinCo Pre-Transaction Group, after the Effective Time) or Merger Partner Equityholder Group or, in each case, any of their respective Affiliates that (A) could cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status, except to the extent that after due inquiry and consultation with a Tax Advisor, such Person did not know (and should not reasonably have expected) that such action could cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status or (B) is described in Section 6.02, other than entering into the Merger; provided, for the avoidance of doubt, that the exclusion of the Merger set forth in clause (A) and (B) above shall not exclude any act or failure to act (other than entering into the Merger) that would cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status as a result of causing the Merger to fail to qualify for Tax-Free Status.

(b)          Parent shall be responsible for any liability for Separation Tax Losses resulting from one or more of the following:

(i)          the direct or indirect acquisition following the Merger of all or a portion of Parent’s stock or the Parent Group’s assets by any means whatsoever by any Person,

(ii)          any negotiations, understandings, agreements, or arrangements by any member of the Parent Group with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a Plan (which Plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of Parent representing a Fifty-Percent or Greater Interest therein, or

(iii)          any action or failure to act by any member of the Parent Group that could cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status, except to the extent that after due inquiry and consultation with a Tax Advisor, such Person did not know (and should not reasonably have expected) that such action could cause the Tax-Free Transactions (other than the Merger) to fail to qualify for Tax-Free Status, other than entering into the Merger, disposing of the Retained Shares (whether by means of a Clean-Up Distribution, a Debt-for-Equity Exchange or otherwise) and disposing, or permitting dispositions of, the SpinCo shares set forth in Schedule B ; provided, for the avoidance of doubt, that the exclusion of the Merger above in this clause (iii) shall not exclude any act or failure to act (other than entering into the Merger) that would affect Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) as a result of affecting the Tax-Free Status of the Merger.

(c)          Notwithstanding anything in Section 6.04(b) or any other provision of this Agreement, the Separation and Distribution Agreement or the Merger Agreement to the contrary:

(i)          SpinCo shall be responsible for any Separation Tax Losses resulting (for the avoidance of doubt, in whole or in part) from an acquisition after the Merger (other than the Known Acquisitions) of any Capital Stock or assets of SpinCo or any member of the SpinCo Group by any means whatsoever by any Person or any action or failure to act by SpinCo or any member of the SpinCo Group affecting the voting rights of SpinCo or Section 355 Company Capital Stock or the stock of any member of the SpinCo Group.

(ii)          SpinCo shall not be responsible for Separation Tax Losses under Section 6.04(a) and Section 6.04(c) to the extent that the relevant Tax-Free Transactions (other than the Merger) did not qualify for Tax-Free Status at the time they were taken solely as a result of facts and circumstances pertaining to the Parent Group (or the SpinCo Pre-Transaction Group) existing as of immediately after the Merger (it being agreed and understood that this clause (ii) shall not relieve SpinCo of responsibility it would otherwise have hereunder in the case of a failure to qualify for Tax-Free Status that arises both as a result of facts and circumstances existing as of immediately after the Merger and facts and circumstances arising thereafter).

(d)          Parent or SpinCo, as applicable, (the “Indemnifying Party”) shall pay to SpinCo or Parent, as applicable (the “Indemnified Party”), the amount of any Separation Tax Losses for which the Indemnifying Party is responsible under Section 2.06, Section 2.07 or this Section 6.04:

(i)          In the case of Separation Tax Losses described in clause (a) of the definition of Separation Tax Losses, SpinCo (if SpinCo is the Indemnifying Party) shall pay Parent such Separation Tax Losses no later than ten (10) Business Days prior to the Due Date of the Tax Return that Parent files, or causes to be filed, for the year of the

D‑Reorganization, the Contributions, the Distributions, the Clean-Up Distribution or the Debt-for-Equity Exchange, as applicable (the “Filing Date”) (provided, that if such Separation Tax Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of Final Determination, then (if applicable) the Indemnifying Party shall pay the Party required by Law to pay such Separation Tax Losses no later than fifteen (15) Business Days after the date of such Final Determination), and

(ii)          In the case of Separation Tax Losses described in clause (b) or (c) of the definition of Separation Tax Losses, no later than the later of (x) two (2) Business Days after the date the Indemnified Party pays such Separation Tax Losses and (y) ten (10) Business Days after the Indemnifying Party receives notification from the Indemnified Party of the amount of such Separation Tax Losses due.

Section 6.05          Protective Election.          If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law (the “Section 336(e) Election”) shall be made with respect to any of the Distributions, SpinCo shall (and shall cause any relevant member of the SpinCo Group to) join with Parent (or any relevant member of the Parent Group) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election).

Article 7.          Assistance and Cooperation.

Section 7.01          Assistance and Cooperation.

(a)          Parent and SpinCo shall reasonably cooperate (and cause their respective Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to such Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed, and (v) the matters described in Schedule 7.01 to this Agreement.  Such cooperation shall include making all information and documents in a Party’s possession relating to any other Party and its Affiliates available to such other Party, upon reasonable notice, as provided in Article 8.  Parent and SpinCo shall also make available to any other Party, as reasonably requested and on a mutually convenient basis, personnel (including officers, directors, employees, and agents of such Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  Parent, SpinCo, each member of their respective Groups, and Merger Partner Equityholder shall cooperate and take any and all actions reasonably requested by Parent, SpinCo, or Merger Partner Equityholder in connection with obtaining the Tax Opinions, the IRS Ruling and any other tax opinions or rulings to be delivered in connection with the Transactions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant, or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority).

(b)          Any information or documents provided under this Article 7 or Article 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  In addition, in the event that Parent determines that the provision of any information or documents to SpinCo or any of its respective Affiliates, or SpinCo reasonably determines that the provision of any information or documents to Parent or any of its Affiliates, could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Article 7 and Article 8 in a manner that avoids any such harm or consequence.

Section 7.02          Tax Return Information.  Each of SpinCo and Parent, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Parent or SpinCo pursuant to this Agreement.  Each of SpinCo and Parent, and each member of their respective Groups, acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm.  Each of SpinCo and Parent shall provide to the other Party information and documents relating to its Group reasonably required by the Responsible Party to prepare Tax Returns or conduct Tax Contests.  Any information or documents the requesting Party requires to prepare such Tax Returns shall be provided in such form as the requesting Party reasonably requests and at or prior to the time reasonably specified by the requesting Party so as to enable the requesting Party to file such Tax Returns on a timely basis.

Section 7.03          Reliance by Parent.  If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04          Reliance by SpinCo.  If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group, as applicable, signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Article 8.          Tax Records.

Section 8.01          Retention of Tax Records.  Each Company shall preserve and keep all Tax Records in its possession as of the date hereof relating to its Taxes for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (including any waivers or extensions thereof), or (b) seven years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Company may dispose of such Tax Records.  If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon sixty (60) days’ prior notice to the other Parties.  Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed.  The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60)-day period, all or any part of such Tax Records.

Section 8.02          Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to (a) in the case of any Tax Return of the Parent Group, the portion of such Tax Return that relates to Taxes for which the SpinCo Group may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the SpinCo Group, the portion of such Tax Return that relates to Taxes for which the Parent Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives, and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice, to such Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.  Notwithstanding anything to the contrary in this Agreement or any Transaction Document, in no event shall Parent be required to provide any Person with any Parent Federal Consolidated Income Tax Return, Parent State Combined Income Tax Return or any Joint Return or, in each case, any copy or portion thereof; provided, however, that to the extent any such Tax Return would be required to be delivered to SpinCo or a member of the SpinCo Group but for this sentence, Parent shall instead deliver a portion or excerpt thereof (or a pro forma Tax Return) showing solely items to the extent relating to SpinCo or the applicable members of the SpinCo Group.

Section 8.03          Preservation of Privilege.  The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

Article 9.          Tax Contests.

Section 9.01          Notice.  Each of Parent and SpinCo shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment, or proceeding or other Tax Contest of which it becomes aware related to Taxes for any Tax Period for which it reasonably expects to be indemnified by another Party hereunder or for which it reasonably may be required to indemnify another Party hereunder, or otherwise relating to the Tax-Free Status (including the resolution of any Tax Contest relating thereto).  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.  The failure of one Party to notify another of such communication in accordance with the immediately preceding sentences shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification materially prejudices the ability of such other Party to contest such Tax liability.

Section 9.02          Control of Tax Contests.

(a)          Separate Company Taxes.  In the case of any Tax Contest with respect to any Separate Return (other than a Parent Federal Consolidated Income Tax Return, Parent State Combined Income Tax Return or Parent Separate Return of Australian Income Tax), the Party that has liability for the Tax that is the subject of the Tax Contest pursuant to this Agreement (or, if both Parent and SpinCo have liability for the Tax that is the subject of the Tax Contest pursuant to this Agreement, then whichever of Parent and SpinCo has the greater reasonably expected exposure to such Tax) shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d).

(b)          Parent Federal Consolidated Income Tax Returns, Parent State Combined Income Tax Returns and Joint Returns.

(i)          Subject to Section 9.02(e), in the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(ii)          Subject to Sections 9.02(c) and (d), in the case of any Tax Contest with respect to any Joint Return of Other Taxes, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(iii)          In the case of any Tax Contest with respect to any Joint Return in Australia (or any Parent Separate Return of Australian Income Tax), Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(c)          Settlement Rights.  The Party entitled to control the Tax Contest under Section 9.02(a) and Section 9.02(b)(ii) (the “Controlling Party”) shall have the sole right to contest, litigate, compromise, and settle any Tax Contest without obtaining the prior consent of (x) Parent if SpinCo is the Controlling Party and (y) SpinCo if Parent is the Controlling Party (the “Non-Controlling Party”); provided, however, (x) that to the extent any such Tax Contest under Section 9.02(a) or Section 9.02(b)(ii) may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this

Agreement or if the Controlling Party is in a different Group from the taxpayer in the Tax Contest, the Controlling Party shall not settle any such Tax Contest without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld) and (y) that Parent, in the case of a Tax Return covered by Section 2.04(b)(i) (solely with respect to the United Kingdom and then only for the Pre-Distribution Period), shall notify SpinCo of the settlement of any Tax Contest with respect to such Tax Return that would reasonably be expected to affect items reported on any Tax Return of a member of the SpinCo Group.  To the extent any such Tax Contest under Section 9.02(a) may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement or if the Controlling Party is in a different Group from the taxpayer in the Tax Contest, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith.  The failure of the Controlling Party to take any action specified in the preceding sentences in this Section 9.02(c) with respect to the Non-Controlling Party shall not relieve the Non‑Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement with respect to such Tax Contest except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(d)          Tax Contest Participation.  In the case of a Tax Contest under Section 9.02(a) or Section 9.02(b)(ii), unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement.  The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement with respect to such Tax Contest except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)          Separation-Related Tax Contests.  Notwithstanding anything in this Agreement to the contrary, Sections 9.02(c) and (d) shall not apply to any Separation-Related Tax Contest and instead (i) Parent shall have exclusive control over any Separation-Related Tax Contest, including, exclusive authority and discretion with respect to any settlement of, and positions taken in, such Tax Contest, subject to the provisions of this Section 9.02(e), and (ii) in the event of any Separation-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any Tax or Separation Tax Loss, (A) Parent shall keep SpinCo informed in a timely manner of all actions taken by Parent with respect to such potential liability in such Tax Contest; (B) Parent shall provide SpinCo copies of any written materials relating to such potential liability in such Tax Contest received from any Tax Authority; (C) Parent shall timely provide SpinCo with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential liability in such Tax Contest; (D) SpinCo shall be entitled to have one member of Cravath, Swaine & Moore LLP participate in the defense of such Separation-Related Tax Contest (at its own expense) by attending any formally scheduled meetings with the relevant Tax Authority and Parent shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential liability in such Tax Contest; and (E) Parent shall not settle any such Separation-Related Tax Contest without the prior written consent of SpinCo (not to be unreasonably withheld, delayed or conditioned); provided, however, that the failure of Parent to take any action specified in any of clauses (A) through (E) above shall not relieve SpinCo of any liability or obligation which it may have to Parent under this Agreement in respect of such liability or otherwise under this Agreement.

(f)          Power of Attorney.  Without limiting the generality of Section 18.08, each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest as to which Parent is the Controlling Party and any Tax Contest in Australia (and any other Tax Contest that Parent is entitled to control hereunder), described in this Article 9, within five (5) Business Days of such request.  Each member of the SpinCo Group shall take all appropriate action to facilitate Parent’s right to control, as set forth in Section 9.02(b)(iii), any Tax Contest in Australia, including forwarding any correspondence or communication received from the Tax Authority upon receipt, providing reasonable access to the online portals of the Australian Taxation Office, facilitating the ability of Parent or its designee to interact and communicate directly with the Tax Authority, refraining from making public statements about any such Tax Contest and refraining from taking any action that would interfere with such right of Parent to control such Tax Contest.

Article 10.          Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.  Except as expressly set forth in this Agreement, as between Parent and SpinCo, this Agreement shall become effective upon the consummation of the Distribution, and as between Parent, SpinCo, Merger Partner and Merger Partner Equityholder, this Agreement shall become effective upon the consummation of the Merger.  As of the date hereof or on such other date (on or prior to the Distribution Date) as Parent may determine, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among any member(s) of the Parent Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand, shall be terminated and (b) amounts due under or contemplated by such agreements or arrangements as of the date hereof shall be settled.  Upon such termination and settlement, no further payments by or to Parent or by or to SpinCo (or any member of their respective Groups) with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time.  Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.

Article 11.          Survival of Obligations.  The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.  The rights and obligations of the Parties and Merger Partner Equityholder under Article 2 and Article 6 shall survive (a) the sale or other transfer by either Company, Merger Partner Equityholder or any member of its respective Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization, or similar transaction involving either Company or any of the members of its respective Group.

Article 12.          Covenant Not to Sue.  Each Party and Merger Partner Equityholder hereby covenants and agrees it, the members of its Group, and any Person claiming through it shall (a) not bring suit or otherwise assert any claim against any indemnified party hereunder, (b) not assert a defense against any claim asserted by any indemnified party hereunder, including before any court, arbitrator, mediator, or administrative agency anywhere in the world, and (c) waive and release (on behalf of itself, the members of its Group, and any other Person claiming through it) any claim or defense against any person, in each case, alleging that: (i) the indemnification obligations of SpinCo on the terms and conditions set forth in this Agreement are unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (ii) the indemnification obligations of Parent on the terms and conditions set forth in this Agreement are unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (iii) the provisions of Article 2 or Article 6 are unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason.

Article 13.          Treatment of Payments.

Section 13.01          Treatment of Tax Indemnity Payments.  In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any payment required by this Agreement, the Merger Agreement, or any Transaction Document (other than any payment of interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and the recipient as either (a) a contribution by the Contributing Subsidiary to SpinCo or a distribution by SpinCo to the Contributing Subsidiary (or the relevant member of its Group, respectively), as the case may be, occurring immediately prior to the applicable Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or (b) as payments of an assumed or retained liability, as determined by Parent in good faith.

Section 13.02          Interest Under This Agreement.  Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law).  For the absence of doubt, the amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 14.          Disagreements.

Section 14.01          Discussion.  The Parties mutually desire that friendly collaboration will continue between them.  Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 14.02          Escalation.  If such good faith negotiations do not resolve the Dispute, the Parties shall either appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such Dispute or, if any Party does not consent to the appointment of the Accounting Firm, such Party, subject to Section 10.2 (as if references therein to the “Agreement” were references to this Agreement) and Section 10.9 of the Merger Agreement, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 10.2 of the Merger Agreement.  The Accounting Firm, if appointed, shall make determinations with respect to the disputed items based solely on representations made by Parent, SpinCo, and members of their respective Groups, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all Disputes submitted to it no later than sixty (60) days after such submission, but in no event later than any due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all Disputes submitted to it in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of the Parent Group, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be borne equally by the Parent Group, on the one hand, and the SpinCo Group, on the other hand.

Article 15.          Late Payments.  Any amount not paid within ten (10) Business Days of the date when due pursuant to this Agreement shall accrue interest at the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period plus two percent (2%) (or, with respect to any payment obligation which a Party is disputing in good faith in accordance with the dispute resolution process set forth in Article 14, such interest shall accrue commencing on the date such dispute is finally resolved (including, if applicable, by an order of court of competent jurisdiction)), or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly.  Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction.  If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of such maximum interest rate in such applicable jurisdiction, then the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Article 16.          Expenses.  Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 17.          Relationship to Employee Matters Agreement.  If and to the extent there is a conflict or inconsistency between any provision of this Agreement and a provision in the Employee Matters Agreement (as defined in the Merger Agreement), then the provision of the Employee Matters Agreement shall control in relation to a matter principally addressed by the Employee Matters Agreement.

Article 18.          General Provisions.

Section 18.01          Corporate Power; Facsimile Signatures.  Parent, SpinCo, Merger Partner, and Merger Partner Equityholder each represent on their own behalf, as follows:

(a)          it has the requisite corporate or other organizational power and authority and has taken all corporate or other organizational action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it, enforceable in accordance with the terms hereof.

Section 18.02          Survival of Covenants.  The covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the D‑Reorganization, the Contributions, the Distributions, and the Merger and shall remain in full force and effect.

Section 18.03          Notices.  All notices and other communications to be given to Parent, SpinCo, Merger Partner, or Merger Partner Equityholder hereunder shall be sufficiently given for all purposes hereunder if given in accordance with Section 10.3 of the Merger Agreement, mutatis mutandis.

Section 18.04          Assignment; No Third-Party Beneficiaries.  None of Parent, SpinCo, Merger Partner, or Merger Partner Equityholder may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties and Merger Partner Equityholder, as applicable.  Any attempted assignment or delegation in breach of this Section 18.04 shall be null and void.  This Agreement shall be binding upon and inure to the benefit of Parent, SpinCo, Merger Partner, and Merger Partner Equityholder and their respective permitted successors and assigns.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than Parent, SpinCo, Merger Partner, and Merger Partner Equityholder, any rights or remedies under or by reason of this Agreement.

Section 18.05          Force Majeure.  No Party nor Merger Partner Equityholder (nor any Person acting on behalf of any of them) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party or Merger Partner Equityholder claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties and Merger Partner Equityholder, as applicable, of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 18.06          Termination.  This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution.  After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.    In the event of such termination, this Agreement shall become void and no Party nor Merger Partner Equityholder, or any of its respective officers and directors, shall have any liability to any Person by reason of this Agreement.  This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by SpinCo and Parent (and, if prior to the Distribution by Parent, Merger Partner) which makes reference to this Agreement; provided that any amendment that would have an adverse impact on the rights or obligations of Merger Partner Equityholder hereunder shall require the agreement in writing of Merger Partner Equityholder.

Section 18.07          Performance.  Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group.  Merger Partner will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Merger Partner Group.  Each Party and Merger Partner Equityholder further agrees that it will, if applicable, (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 18.07 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s or Merger Partner Equityholder’s obligations under this Agreement or the transactions contemplated hereby or thereby.

Section 18.08          Further Action.  The Parties and Merger Partner Equityholder shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 18.09          No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party or Merger Partner Equityholder has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.

Unless expressly required in this Agreement, no Party nor Merger Partner Equityholder shall be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 18.10          Subsidiaries.  If, at any time, Parent, SpinCo or Merger Partner acquires or creates one or more subsidiaries that are includable in the Parent Group, SpinCo Group, or Merger Partner Group as applicable, they shall be subject to this Agreement and all references to the Parent Group, SpinCo Group, or Merger Partner Group as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 18.11          Successors.  This Agreement shall be binding on, and inure to the benefit of, any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including, but not limited to, any successor of Parent, or SpinCo, or Merger Partner succeeding to the Tax Attributes of each under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 18.12          Incorporation by Reference.  Sections 1.3(a) through (i), 10.2, 10.4 through 10.6, 10.8(a) (other than clause (ii) thereof), 10.8(b) (other than clause (ii) thereof) and 10.9 through 10.11 of the Merger Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference to “this Agreement” in such sections of the Merger Agreement shall be deemed to refer to this Agreement and references to “Parties” shall refer to Parent, SpinCo, Merger Partner and Merger Partner Equityholder, as appropriate.

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IN WITNESS WHEREOF, the Parties and Merger Partner Equityholder have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

JACOBS SOLUTIONS INC.

By:	/s/ Justin Johnson
	Name:	Justin Johnson
	Title:	Senior Vice President and Corporate Secretary

[Signature Page to Tax Matters Agreement]

AMENTUM HOLDINGS, INC.

By:	/s/ Paul W. Cobb, Jr.
	Name:	Paul W. Cobb, Jr.
	Title:	Secretary

[Signature Page to Tax Matters Agreement]

AMENTUM PARENT HOLDINGS LLC

By:	AMENTUM JOINT VENTURE LP, the sole member of Amentum Parent Holdings LLC

By:	AMENTUM JOINT VENTURE GP LLC, the general partner of Amentum Joint Venture LP

By:	/s/ James C. Pickel, Jr.
	Name:	James C. Pickel, Jr.
	Title:	Authorized Signatory

By:	/s/ Eric L. Schondorf
	Name:	Eric L. Schondorf
	Title:	Authorized Signatory

AMENTUM JOINT VENTURE LP

By:	AMENTUM JOINT VENTURE GP LLC, its general partner

By:	/s/ James C. Pickel, Jr.
	Name:	James C. Pickel, Jr.
	Title:	Authorized Signatory

By:	/s/ Eric L. Schondorf
	Name:	Eric L. Schondorf
	Title:	Authorized Signatory

[Signature Page to Tax Matters Agreement]